Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated March 23, 2020
Registration Statement No. 333-232392

Strictly Confidential

WIMI HOLOGRAM CLOUD

Company Presentation



WHAT YOU THINK IS WHAT YOU SEE

Safe Harbor Statement and Disclaimers

This presentation has been prepared by WiMi Hologram Cloud Inc. ("WiMi" or the "Company") solely for information purposes. This presentation does not constitute an offer to sell or issue or the solicitation of an offer to buy or acquire securities of the Company in any jurisdiction or an inducement to enter into investment activity, nor may it or any part of it form the basis of or be relied on in connection with any contract or commitment whatsoever. Specifically, this presentation does not constitute a "prospectus" within the meaning of the U.S. Securities Act of 1933, as amended (the "Securities Act"). This presentation does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of the Company. No securities of the Company may be offered or sold in the United States without registration with the United States Securities and Exchange Commission (the "SEC") or an exemption from such registration pursuant to the Securities Act and the rules and regulations thereunder. Any public offering of the Company's securities to be made in the United States will be made by means of a statutory prospectus as specified under the Securities Act. The prospectus will contain detailed information about the Company, its subsidiaries and consolidated affiliated entities and its management as well as the consolidated financial statements of the Company and risks and uncertainties associated with the Company's business and industry. Any decision to purchase the Company's securities in the offering for sale in the United States or anywhere else should be made on the basis of the information contained in the statutory prospectus included in the registration statement. The prospectus can be obtained free of charge from the SEC's website at www.sec.gov.

Certain information contained in this presentation was obtained from various sources, including third parties, and has not been independently verified. No representation, warranty or undertaking, express or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness, correctness or reasonableness of the information or the sources presented or contained herein. By attending this presentation, participants acknowledge and agree that none of the Company or any of its affiliates, shareholders, directors, employees, agents, advisors, representatives or underwriters will be liable (in negligence or otherwise) for any loss howsoever arising from any use of this presentation or its contents or otherwise arising in connection with the presentation.

This presentation speaks as of the date hereof. The information presented or contained in this presentation is subject to change without notice. Neither the delivery of this presentation nor any further discussions of the Company or any of its affiliates, shareholders, directors, employees, agents, advisors, representatives or underwriters with any of the recipients shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since that date.

This presentation contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include descriptions regarding the intent, belief or current expectations of the Company or its officers with respect to projected financial and operating results, market opportunity and business prospects of the Company. These statements can be recognized by the use of words such as "expects," "plans," "will," "estimates," "projects," "intends," "anticipates," "believes," "confident" or words of similar meaning. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ from those in the forward-looking statements as a result of various factors and assumptions, many of which are beyond the Company's control. The Company and its affiliates, directors, officers, employees, advisors, representatives and underwriters assume no obligation to and do not undertake to update such forward-looking statements to reflect future events or circumstances.

THE INFORMATION CONTAINED IN THIS DOCUMENT IS HIGHLY CONFIDENTIAL AND MAY NOT BE FORWARDED OR DISTRIBUTED TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER. ANY FORWARDING, DISTRIBUTION OR REPRODUCTION OF THIS DOCUMENT IN WHOLE OR IN PART IS UNAUTHORIZED.

By attending this presentation, participants agree not to remove this document, or any materials provided in connection herewith, from the conference room where such documents are provided. Participants agree further not to photograph, copy or otherwise reproduce these materials in any form or pass on these materials to any other person for any purpose. Participants must return this presentation and all others materials provided in connection herewith to the Company at the completion of the presentation.

The Offering

Issuer	WiMi Hologram Cloud Inc.
Offering Type	IPO
Price Range	$5.5 - 7.5 per ADS
ADS's Offered	5,000,000 Each ADS represents two Class B ordinary shares
Gross Proceeds (before greenshoe)	$27.5 million - $37.5 million
Over-allotment	15%
Listing / Symbol:	Nasdaq: WIMI
Implied Market Capitalization (before greenshoe)	$326 million - $443 million
Use of Proceeds	(i) R&D – approximately 40% (ii) Strategic acquisitions and investments – approx. 40% (iii) other general corporate purposes – approx. 20%
Book Running Managers	Benchmark Company, Valuable Capital, Maxim Group, China Merchants Securities, AMTD, BOC International


TV

WIMI 微美

Who We Are

China's largest Holo AR application platform focusing on advertising services and entertainment products

Largest

Ranked #1 in China's holographic AR industry in terms of

- Revenue in 2018
- Number of clients
- Number of holographic AR contents
- Number of software copyrights
- Number of registered holographic AR patents




Entertainment
Advertisement



Advanced

- Provide 3D holographic AR application
- Equipped with advanced AR 3D scanning capabilities and simulation solutions
- 80% faster than the industry average in terms of the speed of image processing

Sources: Frost & Sullivan

Largest Integrated Holo AR Platform in China

...unique one-stop platform evolved from rich content

from entertainment...

China Holo AR Market size

RMB 6.9 billion in 2018 to **RMB 454.8 billion** in 2025E





Entertainment

WIMI's Leading Positon

- **4,654** AR Holographic Contents
- **214** Software Copyrights
- **132** Patents

... expanding to all aspects of life



Education



Travel



Telecom



Retail



Household

WIMI owns the largest Holo AR platform in China currently. With the development of Holo AR market , WIMI, relying on its sustainable competitive advantages, will be able to capture the growth opportunity and expand its business to many more areas

Investment Highlights

- Holo AR Industry Pioneer with Competitive Advantage
- Largest Integrated Holo AR Platform in China
- Cutting-edge Technical Capabilities Leading Industry Standards
- Experienced Management Team with Vision for Future


74%
32

WIMI 微美

Cutting-edge Technology Capabilities Leading Industry Standards

…with comprehensive technology infrastructure that fuels rapid growth



Application Layer
Pixel level precision positioning module
Holographic effect adding module
Precision capture module
Graphic implantation module
Data management module
Data mining module
Matching operation module
Data acquisition module
Data analysis module
Accurate tracking module
System Layer
Holographic capture
Holographic analysis system
Holographic identification
Holographic tracking
Holographic interactive
Holographic labeling
Platform Layer
Holographic audio-visual integrated Operation platform
Holographic Data Management platform
Holographic Media Asset Management Platform
Holographic advertising Service platform

Convenience
WIMI designs its software for simplicity, ease of use and user-friendly experience

Adaptability
WIMI AR software can run on various computer operating systems, including Windows, Mac OS and Linux

Functionality and Intelligence
WIMI's software engineering allows for richer software functionality and increased volume of data processed

Reliability
security and code quality reviews are performed before releasing the software to customers, mature security practices are also embedded throughout the whole life span of holographic AR software

Sources: Form F-1

Cutting-Edge Holographic Image Processing Technology

WIMI 微美

	Holographic **AR Advertising Services**	Core **Technologies**	**Holographic 3D Facial Recognition**
Step 1		**Image Capturing Tech** Holographic filming process – recording the light waves of the objects (Principles of Interference)	
Step 2		**Computer Visual Tech** Capture, recognize, track, measure and calculate the targets/scenes	
Step 3		**Auto Image Processing** Adjust the images parameters to perfectly blend into the scene through AI Tech	
Step 4		**Image compositing Tech** Compositing 3D images into the target scenes and creating AR contents	


Image captured in studio from real objects
Road
AI


Combination of holographic imaging capture and 3D portrait
Face
AI

WIMI's Technology Strengths

Blocks of images data identified and captured per unit

Average Market Level	50
WIMI 微美	550

80% faster than the industry average in terms of the speed of image processing



WIMI 微美

Advertising Services

…the revolutionary Holo AR advertisement solutions provider in China

Advertising agencies

- Advertising agencies are hired by advertisers to provide advertisement solutions
- Advertisers mostly cover:
  - Manufacturing
  - Travel
  - Real estate
  - Entertainment
  - Technology
  - Media and telecomm
  - Education
  - Retail and consumer

WIMI

- Pixel Positioning
- Computer Visual Analysis
- Computer Visual Data Processing
- Recognition Algorithm

Channel agencies

- Access to online entertainment
- IP access

Distribution channels



Online Traffic Platform
Online
+
Offline

Sources: Form F-1

Entertainment Services

…operates the largest Holo platform in China integrating software, content and payment channel

Purchase AR contents and software



Set up customer system

Direct contact with end user

Convenient customer management

Leverage professional software to display AR contents

Image Adjustment

Sound Adjustment

Intelligent Playback

Sources: Form F-1

Introduction of SaaS

Services deployed on the servers of the service providers and provided for the enterprise via the internet


SaaS
Enterprise-level SaaS
Market Management SaaS
Coordination and Planning SaaS
Collaboration SaaS
Tool-based SaaS
Others
Aims to achieve user acquisition/growth by providing contents and platforms
Optimizes process of organizing, planning, leading, and controlling internal resources of enterprises
Integrates office functions related to management information
Mainly used for specific work steps
Mainly include supply chain end user management SaaS
WIMI微美
Content Provider + Platform Service
Enterprise Resource Planning (ERP)
Human Resource Management (HRM)
...
salesforce HubSpot
Kingdee金蝶
Office Automation (OA)
Instant Messaging (IM)
...
泛微
Cloud storage for companies
Antivirus Software
Business Email
...

Sources: Public Information

Growth **Strategies**

…construct the holographic AR ecosystem in China while establishing industry benchmark


WIMI
Holo Facial Recognition
Holo Digital Life System
Holo AI Facial Change
Promote
Expand
Enlarge
Enhance
Acquire

Industry

- Promote the application of Holo AR technology in more industries and expand WIMI's leading position

Film

Education

Content

- Expand, develop and acquire high-quality Holo AR content

Tourism

Entertainment

Business

Customer

- Enlarge customer base for both end users and business partners

End User

Advertiser

Technology

- Continue to focus on technology research and development

AI

Big Data

Capital

- Seek strategic cooperation, acquisition and investment opportunities worldwide

Emerging Technology

Strategy Partnership



WIMI 微美

Industry **Overview**

…with software & content services expertise, we operate in a rapidly expanding industry

China Holo AR Market Size by Revenue



(RMB bn)
500.0
450.0
400.0
350.0
300.0
250.0
200.0
150.0
100.0
50.0
0.0
Software & Contents CAGR 90.2%
Hardware CAGR 79.5%

	16	17	18	19E	20E	21E	22E	23E	24E	25E
Hardware	1.4	1.8	3.2	5.1	9.5	18.1	33.2	59.2	111.0	194.8
Software & Contents	0.8	1.8	3.7	6.9	14.5	26.3	49.2	89.9	152.5	260.0

Breakdown of China's AR Industry Market Size, 2016-2025E



2016 Market size: RMB 2.2 bn
2025E Market size: RMB 454.8 bn
Advertisement
Entertainment
Education
Household
Travel
Retailing
Others
0%
5%
9%
5%
14%
41%
27%
1%
5%
3%
5%
15%
32%
40%

Key Growth Drivers

- **Ultimate goal for visual display medium** drives the continuous endeavor into AR holography
- **Technological advancement**, such as deep learning, integrated chips and 5G network, brings the Holo AR into the new heights
- **Diversified customer base and expanding application fields** allow AR holography industry to grow sustainably
- **Strong support from China's Ministry of Education**, which values the unique advantages of AR holography
- **Supportive policies and regulations** promote the development of AR holography: "New generation AI development plan" and "National science and technology innovation plan for the 13th five-year plan"

Sources: Frost & Sullivan & Form F-1

Holo AR Industry Pioneer with Competitive Advantage

WIMI 微美

…clear market leadership leveraging on first-mover advantage

- **225.3 mm** — Revenue in FY2018 — No.1
- **4,654** — AR Holographic Contents — No.1
- **513** — Number of Clients — No.1
- **214** — Software Copyrights — No.1
- **132** — Patents — No.1

WIMI

Sources: Form F-1

Experienced Management Team **with Vision for Future**

WIMI 微美

…first-class management team with extensive industry expertise



Jie Zhao

Founder, Chairman

- **15 years** working experience in software and mobile internet



Fanhua Meng

Chief Executive Officer

- **15 years** of experience in mobile phone software and mobile internet
- over **10 years** of successful experience in platform-based operation management



Yanghua Yang

Chief Financial Officer & Secretary Board

- Over **10 Years** of experience in auditing and investment management



Shuo Shi

Chief Operating Officer

- Over **10 years** of marketing, marketing and project management experience in IT, Internet and other industries


TV

WIMI 微美

Recent Development

2019 Estimated Financial Summary


(millions of RMB)
318.0
267.5
51.7
99.0
Revenue
Revenue from Advertisement
Revenue from Entertainment
Net Income

2018 vs. 2019


121 Customers
153 Customers
RMB 1.5M Per Customers
RMB 1.7M Per Customers
Ad
Ad
6.6 Billion Paid Impressions
9.7 Billion Paid Impressions

Note: Information regarding 2019 represents our preliminary estimated unaudited financial data for the year ended December 31, 2019, which is subject to revision based upon the completion of our year-end financial closing process and external audit of our results of operations for the same period. Friedman LLP has not audited, reviewed, compiled, or applied agreed-upon procedures for the preliminary estimated unaudited financial data presented below. Therefore, it is highly likely that adjustments to the data presented below will be made.

Update on the Impact of COVID-19 Outbreak

WIMI 微美

1. We temporally closed our offices and implemented work-from home policy in February 2020. Since March 16, 2020, **our offices have reopened and are fully operational**.

2. **Our business operation has not been significantly affected** given most of our work force can continue their work offsite during the COVID-19 outbreak.

3. Our revenue and income may be negatively impacted if our customers reduce their online advertising budgets. However, so far **none of our customers have terminated contracts with us**.

4. Certain customers have requested additional time for payment, and additional customers may request as well. **We have not yet experienced significant collect issues so far**.

5. **However, the situation may worsen if the COVID-19 outbreak continues.**


74%
-23°
32
4G

WIMI 微美

Financial Highlights

1. Steadily growing business
2. Robust growing revenue from diversified sources
3. Enhanced growth profit margin due to technology improvement
4. Increasing operating efficiency enabled by insightful financial strategies
5. Maintaining sufficient liquidity results from asset-light financial model

Robust Revenue Growth from Diversified Sources



Revenue Breakdown
(millions of RMB)
192.0
30.7%
69.3%
17.3%
225.3
19.5%
80.5%
111.6
33.3%
66.7%
42.1%
158.5
16.9%
83.1%
2017
2018
1H2018
1H2019
Advertisement
Entertainment



Advertisement
(millions of RMB)
133.1
36.2%
181.2
74.4
76.9%
131.6
2017
2018
1H2018
1H2019



Entertainment
(millions of RMB)
59.0
25.4%
44.0
37.2
28.0%
26.8
2017
2018
1H2018
1H2019

Sources: Form F-1

Enhanced Profit Margin due to Technology Improvement

WIMI微美

Gross Profit Breakdown

(millions of RMB)

Year	Margin
2017	58.8%
2018	62.1%
1H2018	64.2%
1H2019	68.2%



112.8
45.9
66.9
24.0%
139.9
40.1
99.8
71.6
34.6
37.0
50.8%
108.0
25.0
83.0
2017
2018
1H2018
1H2019
Advertisement
Entertainment

Operating Profit

(millions of RMB)

Year	Margin
2017	40.2%
2018	44.8%
1H2018	49.6%
1H2019	53.2%



77.3
30.4%
100.8
55.4
52.2%
84.3
2017
2018
1H2018
1H2019

Net Profit

(millions of RMB)

Year	Margin
2017	38.2%
2018	39.6%
1H2018	45.6%
1H2019	50.0%



73.3
21.7%
89.2
50.9
55.8%
79.3
2017
2018
1H2018
1H2019

Sources: Form F-1

Maintaining Operating Efficiency Enabled by Insightful Financial Strategies

Operating cost as % of revenues



Selling Expense
General and Admin Expense
R&D Expense
18.4%
17.3%
14.5%
15.0%
2017
2018
1H2018
1H2019

Selling expenses



(millions of RMB)
1.2
1.2
0.3
1.7
2017
2018
1H2018
1H2019

General and Administrative expenses



(millions of RMB)
24.6
29.8
13.0
19.1
2017
2018
1H2018
1H2019

Research and Development expenses



(millions of RMB)
9.7
8.0
2.9
2.9
2017
2018
1H2018
1H2019

Sources: Form F-1

Maintaining Sufficient Liquidity Results from Asset-Light Financial Model

WIMI 微美

Account receivable turnover rate[1]



5.4x
4.8x
2.7x
2017
2018
1H2019

Account payable turnover rate[2]



3.1x
2.6x
1.3x
2017
2018
1H2019

Current ratio[3]



0.4
4.7
3.9
2017
2018
1H2019

Cash & Cash Equivalent

(millions of RMB)



12.7
1096.1%
151.9
9.1
1340.7%
131.1
2017
2018
1H2018
1H2019

Sources: Form F-1
Note(1)&(2): AR Turnover = Operating Revenue/ Account Receivable (at year end); AP Turnover = Cost of Revenue/ Account Payable (at year end)
Note(3): Current Ratio = Total Current Assets/ Total Current Liabilities

Use of Proceeds

1

40%

Approximately 40% of the net proceeds for research and development purposes, including the development of holographic facial recognition system, holographic artificial intelligence facial change, holographic digital life system, holographic education intellectual properties, holographic navigation system for cars, holographic shopping system and holographic tourism navigation system

2

40%

Approximately 40% of the net proceeds for strategic acquisitions and investments in complementary business

3

20%

Approximately 20% of the net proceeds for other general corporate purposes, including working capital, operating expenses, and capital expenditures

